Exhibit 99.1
1 Acquisition of Citizens Bancshares Co.September 20, 2022

Important Statements

Safe Harbor Regarding Forward-Looking Statements

This presentation may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Southern Missouri Bancorp, Inc. (the "Company" or "SMBC"). Forward-looking statements often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including, without limitation, the following: the requisite regulatory and shareholder approvals for the Company's acquisition of Citizens Bancshares Co. ("CBC"), which is the 100% owner of Citizens Bank and Trust Company (collectively, "Citizens"), might not be obtained, or other conditions to completion of the transaction might not be satisfied or waived; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities, including the acquisition of CBC and the Company's other recently completed acquisition, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations, including unemployment levels and labor shortages; fluctuations in interest rates and inflation, including the effects of a potential recession or slowed economic growth caused by changes in oil prices or supply chain disruptions; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; the timely development of and acceptance of the Company's new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits in the Company's market area; legislative or regulatory changes that adversely affect the Company's business; changes in accounting principles, policies, or guidelines; results of examinations of the Company by its regulators, including the possibility that such regulators may, among other things, require the Company to increase its reserve for loan losses or to write-down assets; the impact of technological changes; and the Company's success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made.

The Company undertakes no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

No Offer or Solicitation

This information is being provided for informational purposes only and does not constitute (i) an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities, (ii) an offer to exchange any securities or (iii) the solicitation of any vote for approval of any transaction. There shall not be any offer, solicitation, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation, sale, or exchange is not permitted.

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Transaction Highlights

1) **Entry into Kansas City MSA:**
   - 2nd largest MSA in Missouri

2) **Statewide footprint:**
   - SMBC becomes the 8th largest bank headquartered in Missouri
   - Fortune Financial acquisition closed in February 2022 provided access to St. Louis, the largest MSA in Missouri
   - SMBC will operate in 8 of the 11 largest markets in Missouri

3) **Citizens' Attractive Deposits:**
   - Adds $880 million in sticky, low-cost deposits
   - Cost of total deposits = 0.15%
   - Non-interest bearing deposits / total deposits = 26%

4) **Greatly enhances SMBC's liquidity and funding:**
   - SMBC's loan/deposit ratio = 96%
   - Citizens' loan/deposit ratio = 54%
   - Pro forma loan/deposit ratio = 86%
   - Leveraging Citizens' excess liquidity should benefit SMBC's net interest margin going forward
   - Excess liquidity should help SMBC maintain loan growth rate

5) **Significantly increases wealth business and assets under management**

6) **Improves pro forma CRE concentration ratio:**
   - Citizens has low CRE / total risk-based capital concentration = 189%
   - SMBC CRE / total risk-based capital concentration = 312%

7) **Low risk, market extension combination:**
   - Proven acquisition history, having successfully integrated 11 acquisitions in the last 13 years
   - CEO of SMBC grew up in markets represented by Citizens branch network
   - Disciplined pricing with a P/TBV of 150% (138% if Citizens' AOCI is excluded)[1]
   - Expected cost savings = 35%
   - Double digit EPS accretion before leveraging excess liquidity
   - Combined total assets = $4+ billion

1) P/TBV and P/TBV ex-AOCI based on SMBC's 20-day average closing price as of September 19, 2022 of $52.53
Note: Bank level data shown for Citizens; financial data as of or for the twelve months ended June 30, 2022
Source: S&P Capital IQ Pro, Company documents

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Overview of Citizens Bancshares Co.

Operations and Financial Detail

Financial Snapshot[1]

14 Bank Branches

Deposits: $879 million

Total Assets: $1.0 billion

Total Loans: $471 million

Tangible Book Value: $91.7 million

Reported ROAA: 0.51%

TCE Ratio: 9.16%

Reported ROATCE: 5.55%

General Corporate Information

Corporate Structure:	C-Corp
Chairman of the Board:	Don Walsworth, Sr.
Chief Executive Officer:	Roger Arwood
Headquarters:	Kansas City, MO
Established:	1889
FTE Employees:	180
States of Operation:	KS, MO

About Citizens

- Founded in 1889, Citizens is a privately held financial institution serving clients in Kansas City, St. Joseph, and other communities throughout Northwest Missouri via its wholly owned subsidiary, Citizens Bank and Trust Company ("CBT" or the "Bank").
- Citizens has developed a strong foothold in Kansas City and Northwest Missouri. In 2019, Citizens acquired Summit Bank of Kansas City.
- Citizens has been providing a local relationship-based response to the unique financial needs of its clients. CBT's approach to banking fosters an environment which supports growth in the communities and serves clients through the generations. Clients may confidently depend on CBT and its staff of professional bankers to deliver expertise, customized product and service offerings, as well as a comprehensive financial education program for those in need of additional knowledge.

Business Lines

Community Banking
CBT provides full service banking to individual and business clients via its 14 branch offices and alternative delivery channels. This includes a full array of depository accounts, consumer and small business loan products, and other financial services

Commercial Banking
CBT provides full service relationship banking for its business clients and is positioned to be a market leader with local decision making and sizable lending limits supported by strong credit administration. The Bank boasts deep expertise in SBA Lending and CRE Lending. Also, the Bank offers depository and treasury services to its business clients

Wealth Management
CBT serves selected high net worth individuals, businesses, and other governmental and not-for-profit entities through its Wealth Management channel, which includes Trust and Investment Management, along with full service Private Banking

1) Consolidated financials shown at or for the twelve months ended June 30, 2022
Source: S&P Capital IQ Pro; Company documents

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5 Adding In-State Scale in Key Missouri Markets SMBCCitizens Kansas City MSA St. Joseph MSA SMBC Citizens Kansas City MSA St. Joseph MSASource: S&P Capital IQ Pro

SMBC is in Most of Missouri's Key Markets

Coverage in Missouri's Largest Markets

Metropolitan Statistical Area	SMBC Presence	Citizens Presence	PF Presence	2022 Population
St. Louis	Yes	No	Yes	2,819,268
Kansas City	No	Yes	Yes	2,205,616
Springfield	Yes	No	Yes	481,237
Columbia	No	Yes	Yes	212,513
Joplin	No	No	No	181,100
Jefferson City	No	No	No	149,859
St. Joseph	No	Yes	Yes	121,430
Cape Girardeau	Yes	No	Yes	97,402
Farmington	No	No	No	66,475
Branson	Yes	No	Yes	56,595
Poplar Bluff	Yes	No	Yes	55,123

Kansas City's Top Tier Businesses

amazon
T Mobile
FedEx
H&R BLOCK
Ford
GARMIN
Prime Healthcare
Honeywell

Kansas City MSA Highlights

- **#1** → City for Remote Workers (*FinanceBuzz – 2021*)
- **Top 10** → Economic Growth Potential (*Business Facilities – 2019*)
- **Top 15** → 25 Best Cities for Jobs (*Glassdoor – 2020*)
- **Top 20** → Top 20 U.S. Cities for Startups (*Commercial Café – 2019*)
- **Top 50** → Top 100 Best Places to Live (*Livability – 2019*)


T-Mobile Center


Kansas City Chiefs

Cost of Living Index
86.2
(Average: 100.0)

Unemployment Rate[1]
3.2%

Population Growth
3.0%
Projected Increase
2022-2027

1) As of July 2022
Source: S&P Capital IQ Pro; Bureau of Labor Statistics

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Deposit Market Share: Missouri

Banks Operating in Missouri

Rank	Institution	Number Branches	Total Deposits ($000s)	Market Share (%)
1	Bank of America Corp.	60	$23,511,376	10.21
2	UMB Financial Corp.	46	$22,885,475	9.94
3	U.S. Bancorp	156	$22,558,683	9.79
4	Commerce Bancshares Inc.	95	$20,388,586	8.85
5	Stifel Financial Corp.	4	$19,351,546	8.40
6	Central Banco. Inc.	136	$13,457,282	5.84
7	Enterprise Financial Services Corp.	21	$4,893,536	2.12
8	Simmons First National Corp.	45	$4,068,469	1.77
9	Regions Financial Corp.	51	$3,935,516	1.71
10	Great Southern Bancorp Inc.	67	$3,389,824	1.47
11	First State Bancshares Inc.	57	$3,154,362	1.37
12	*SMBC / Citizens Pro Forma*	*56*	*$3,008,898*	*1.31*
12	The PNC Financial Services Group Inc.	27	$2,899,111	1.26
13	Bank of Montreal	24	$2,570,746	1.12
14	Reliable Community Bancshares Inc.	29	$2,243,641	0.97
15	FB Corp.	31	$2,197,924	0.95
16	National Bank Holdings Corp.	22	$2,180,248	0.95
17	*Southern Missouri Bancorp Inc.*	*43*	*$2,154,130*	*0.94*
18	Arvest Bank Group Inc.	38	$2,052,627	0.89
19	Stupp Bros. Inc.	17	$1,803,429	0.78
20	QCR Holdings, Inc.	16	$1,604,284	0.70
40	*Citizens Bancshares Co.*	*13*	*$854,768*	*0.37*
	Total Banks Operating in MO (274)	2,130	$230,332,661	100.00

SMBC moves up to 12th largest in deposit market share in Missouri

Banks Headquartered in Missouri

Rank	Institution	Number Branches	Total Deposits ($000s)	Market Share (%)
1	UMB Financial Corp.	46	$22,885,475	15.13
2	Commerce Bancshares Inc.	95	$20,388,586	13.48
3	Stifel Financial Corp.	4	$19,351,546	12.80
4	Central Banco. Inc.	136	$13,457,282	8.90
5	Enterprise Financial Services Corp.	21	$4,893,536	3.24
6	Great Southern Bancorp Inc.	67	$3,389,824	2.24
7	First State Bancshares Inc.	57	$3,154,362	2.09
8	*SMBC / Citizens Pro Forma*	*56*	*$3,008,898*	*1.99*
8	Reliable Community Bancshares Inc.	29	$2,243,641	1.48
9	FB Corp.	31	$2,197,924	1.45
10	*Southern Missouri Bancorp Inc.*	*43*	*$2,154,130*	*1.42*
11	Stupp Bros. Inc.	17	$1,803,429	1.19
12	OakStar Bancshares Inc.	16	$1,491,146	0.99
13	NASB Financial Inc.	10	$1,446,799	0.96
14	Hawthorn Bancshares Inc.	21	$1,382,834	0.91
15	Montgomery Bancorp Inc.	12	$1,146,290	0.76
16	Dickinson Financial Corp. II	29	$1,136,278	0.75
17	Sterling Bancshares Inc.	11	$1,105,402	0.73
18	Nodaway Valley Bancshares Inc.	10	$1,093,727	0.72
19	Cass Information Systems Inc.	3	$1,036,978	0.69
20	Lincoln County Bancorp Inc.	21	$1,025,529	0.68
25	*Citizens Bancshares Co.*	*13*	*$854,768*	*0.57*
	Total Banks HQ in MO (199 Companies)	1,523	$151,235,755	100.00

SMBC becomes the 8th largest bank headquartered in Missouri

Note: Deposit data as of June 30, 2021

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8 Note: Bank level financial data shown Source: S&P Capital IQ ProPro Forma Loan Composition (as of June 30, 2022) 1 - 4 Family 23.8% Multifamily 10.0% CRE 33.1% C&D 7.9% C&I 12.4% Consumer 1.5% Other 11.3% 1 - 4 Family 24.3% Multifamily 11.3% CRE 32.4% C&D 6.9% C&I 11.4% Consumer 1.6% Other 12.1% 1 - 4 Family 21.0% Multifamily 2.1% CRE 37.1% C&D 14.0% C&I 18.2% Consumer 1.0% Other 6.5% Citizens Bank & Trust Southern Bank Pro Forma Loan Composition$471M4.14% yield6/30/22 LTM$2.7B4.63% yield6/30/22 LTM$3.2B4.56% yield Amount (%) ofLoan Type($000's)Total1-4 Family661,49824.3%Multifamily307,54511.3%CRE881,28332.4%C&D187,0836.9%C&I308,85411.4%Consumer44,0811.6%Other329,04612.1%Total Loans & Leases2,719,390100.0%Yield on Loans4.63%Loans / Deposits96.3% Amount (%) ofLoan Type($000's)Total1-4 Family760,54923.8%Multifamily317,49710.0%CRE1,056,04133.1%C&D253,1247.9%C&I394,62312.4%Consumer49,0081.5%Other359,90411.3%Total Loans & Leases3,190,746100.0%Yield on Loans4.56%Loans / Deposits86.1% Amount (%) ofLoan Type($000's)Total1-4 Family99,05121.0%Multifamily9,9522.1%CRE174,75837.1%C&D66,04114.0%C&I85,76918.2%Consumer4,9271.0%Other30,8586.5%Total Loans & Leases471,356100.0%Yield on Loans4.14%Loans / Deposits53.6%

Pro Forma Deposit Composition (as of June 30, 2022)

Deposit Composition

Citizens Bank & Trust


Jumbo Time[1]
6.5%
Transaction
63.6%
Retail Time
7.6%
$880M
0.15% cost
6/30/22 LTM
Savings & MMDA
22.2%

Deposit Type	Amount ($000's)	(%) of Total
Transaction	559,826	63.6%
Savings & MMDA	195,599	22.2%
Retail Time	66,831	7.6%
Jumbo Time	57,544	6.5%
Total Deposits	879,800	100.0%
Cost of Deposits		0.15%
NIB Deposits		232,204
NIB / Total Deposits		26.39%

Southern Bank


Jumbo Time[1]
13.9%
Transaction
20.7%
Retail Time
8.7%
$2.8B
0.46% cost
6/30/22 LTM
Savings & MMDA
56.6%

Deposit Type	Amount ($000's)	(%) of Total
Transaction	585,920	20.7%
Savings & MMDA	1,599,540	56.6%
Retail Time	245,554	8.7%
Jumbo Time	393,076	13.9%
Total Deposits	2,824,090	100.0%
Cost of Deposits		0.46%
NIB Deposits		423,653
NIB / Total Deposits		15.00%

Pro Forma


Jumbo Time[1]
12.2%
Transaction
30.9%
Retail Time
8.4%
$3.7B
0.40% cost
Savings & MMDA
48.5%

Deposit Type	Amount ($000's)	(%) of Total
Transaction	1,145,746	30.9%
Savings & MMDA	1,795,139	48.5%
Retail Time	312,385	8.4%
Jumbo Time	450,620	12.2%
Total Deposits	3,703,890	100.0%
Cost of Deposits		0.38%
NIB Deposits		655,857
NIB / Total Deposits		17.7%

1) Represent time deposits greater than $100,000
Note: Bank level financial data shown
Source: S&P Capital IQ Pro

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10 Citizens’ Sticky, Seasoned Core Deposit BaseNote: Bank level financial data shown for CitizensSource: S&P Capital IQ ProOpportunity to leverage a core deposit funding base with a loan / deposit ratio of 54% Significant Growth of Core Deposits 18% 19% 24% 26% 26% 53% 50% 49% 57% 59% 16% 17% 13% 9% 8% 13% 15% 14% 8% 7% 6/30/2018 6/30/2019 6/30/2020 6/30/2021 6/30/2022 Core NIB Non-Time IB Retail CDs (<$100K) Jumbo CDs ($100K+) 9% Core Deposit CAGR Since 2018 7% Deposit CAGR Since 2018 Sticky Deposit Base 0.20% 0.15% $22 6/30/2018 LTM 6/30/2019 LTM 6/30/2020 LTM 6/30/2021 LTM 6/30/2022 LTM Cost of IB Deposits Cost of Deposits Avg. Acct. Balance $k Review of Last Rate ike Cycle 0.37% 0.09% 0.70% CBT Cost of Total Deposits Effective Fed Funds Rate SMBC Cost of Total Deposits Deposit Beta: CQ3'15 - CQ2'19 Citizens 25.7%SMBC30.9%

11 Key TrendsNote: Bank level financial data shownSource: S&P Capital IQ Pro; Company documents Loans / Deposits (%) Cost of Deposits (%) 0.68 0.67 0.84 1.22 1.20 0.66 0.46 0.31 0.35 0.50 0.78 0.77 0.33 0.15 6/30/2016 LTM 6/30/2017 LTM 6/30/2018 LTM 6/30/2019 LTM 6/30/2020 LTM 6/30/2021 LTM 6/30/2022 LTM Southern Bank CBT Efficiency Ratio (%) Yield on Loans (%) 4.84 4.75 4.93 5.28 5.19 4.86 4.63 4.17 4.09 4.32 4.86 4.68 4.13 4.14 6/30/2016 LTM 6/30/2017 LTM 6/30/2018 LTM 6/30/2019 LTM 6/30/2020 LTM 6/30/2021 LTM 6/30/2022 LTM Southern Bank CBT 54.24 57.21 55.02 53.69 54.53 48.44 50.03 77.56 75.80 81.21 72.58 78.81 81.16 84.31 6/30/2016 LTM 6/30/2017 LTM 6/30/2018 LTM 6/30/2019 LTM 6/30/2020 LTM 6/30/2021 LTM 6/30/2022 LTM Southern Bank CBT 102.18 96.37 99.58 98.13 98.98 95.77 96.29 94.25 87.89 92.15 84.77 74.90 61.97 53.58 6/30/2016 6/30/2017 6/30/2018 6/30/2019 6/30/2020 6/30/2021 6/30/2022 Southern Bank CBT

12 Pro Forma Net Interest Income Volatility Year 2 NII Volatility Year 1 NII Volatility (1.2%) (3.0%) (7.6%) (11.1%) (11.7%) 3.4% 7.9% 12.3% (3.3%) (1.7%) (4.4%) (6.3%) (15.0%) (10.0%) (5.0%) 0.0% 5.0% 10.0% 15.0% -100 bps +100 bps +200 bps +300 bps SMBC Citizens Pro Forma (4.5%) (0.4%) (4.4%) (5.8%) (15.8%) 4.0% 9.7% 15.8% (6.7%) 0.4% (1.6%) (1.6%) (20.0%) (15.0%) (10.0%) (5.0%) 0.0% 5.0% 10.0% 15.0% 20.0% -100 bps +100 bps +200 bps +300 bps SMBC Citizens Pro Forma Acquisition allows SMBC to become more neutral in their rate sensitivity

13 Strong Fee Income Opportunities Robust Wealth Management Division Wealth Management Overview Strong Growth in AUM ($000s)Full-suite of wealth management products led by an experienced team with growing assets under management Investment Management Thoughtful and customized guidance is provided to assist clients in reaching financial goalsPrivate Banking The private banking team applies their expertise to offer a fully customized approach to each individual’s financial journey $277,383 $316,592 $333,755 $345,542 $335,386 $42,618 2018 CY 2019 CY 2020 CY 2021 CY 2022 CQ2 ~6% CAGR Fee Income ($000s) $8,728 $8,863 $8,404 $9,105 $9,988 2018 CY 2019 CY 2020 CY 2021 CY 2022 CYTD² M as % of Fee Income 24.4% 23.9% 25.2% 24.9% 26.4% 27.1% 2018 CY 2019 CY 2020 CY 2021 CY 2022 CY Projection 2023 CY Projection 1)Total AUM of $335.4M excludes impact of lost market value in the amount of $42.6M during the six months ended June 30, 20222)Annualized for the six months ended June 30, 2022Note: Bank level financial data shown; CY denotes the calendar year ended December 31 of the referenced year; CYTD denotes the six months ended June 30, 2022; CQ2 denotes the three months ended June 30, 2022Source: S&P Capital IQ Pro; Company documents11

Transaction Structure and Assumptions

Consideration & Deal Value	▪ Each Citizens shareholder has the right to elect:
	  ▪ The number of shares to receive the cash consideration of $53.50
	  ▪ The number of shares to receive the stock consideration at a fixed exchange ratio of 1.1448 shares of SMBC common stock
	  ▪ After election, the merger consideration will be adjusted on a pro rata basis to achieve a 25% cash / 75% stock merger consideration
	▪ Implied Transaction Value[1]: $140mm in aggregate or $13.375 in cash plus 0.8586 shares of SMBC stock for an implied per share price of $58.48
	▪ Price[1] / TBV: 150% (138% ex. AOCI)
	▪ Price[1] / 2024E[2] EPS with Fully Phased-In Cost Savings: 7.1x
	▪ Consideration is subject to price adjustments based on Citizens consolidated shareholders' equity at close

Cost Savings & Earnings Adjustments	▪ Cost Savings: 35% cost savings on Citizen's non-interest expense ▪ Phase-In Period: 85% in FY2023 and FY2024 and 100% thereafter

Disciplined Pricing & Attractive Financial Impact	▪ One-Time Merger Expenses: ~$8.6mm pre-tax
	  ▪ Impact of one-time merger expenses fully included in pro forma closing impact for TBV and capital
	▪ Loan Credit Mark: 1.50% of loans or $7.3mm
	  ▪ $1.2mm mark on PCD loans and $6.1mm on non-PCD
	  ▪ ~$5.9mm day 2 CECL reserve
	▪ Core Deposit Intangible: 1.50% of non-time deposits
	  ▪ Amortized over 6 years using the straight line method
	▪ Closing: early first calendar quarter of 2023

1) Based on SMBC's 20-day average closing price as of September 19, 2022 of $52.53
2) For the twelve months ending June 30, 2024

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Attractive Financial Impact

Financially-compelling transaction for Citizens that also delivers meaningful earnings accretion to SMBC

	Results	Excluding AOCI
P / TBV	150%[1]	138%[1]
Core Deposit Premium	5.9%[1]	4.9%[1]
FY 2024 EPS Accretion	~17%	~12%
TBVPS Dilution	~8%	~4%
TBV Earnback	<2.75 years	<1.7 years

1) Based on SMBC's 20-day average closing price as of September 19, 2022 of $52.53

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